Exhibit 99.1
VICOR TECHNOLOGIES ANNOUNCES APPOINTMENT
OF CHIEF ACCOUNTING OFFICER
Boca Raton, FL — December 22, 2008 — Vicor Technologies, Inc. (OTCBB: VCRT), anticipating commercialization of its patented PD2i medical device software, announces that Thomas J. Bohannon, CPA, has been appointed vice president and Chief Accounting Officer. Mr. Bohannon will assume responsibility for accounting, financial reporting and internal controls at the Company.
Vicor is a medical device company that developed the PD2i, a patented, proprietary algorithm, and is now awaiting FDA 510(k) clearance for its first product, the PD2i Analyzer that measures heart rate variability. Vicor is in clinical trials for 510(k) clearance for use of the PD2i algorithm in a) risk stratifying combat and civilian trauma victims (PD2i VS) and b) identifying patients at risk of suffering Sudden Cardiac Death (PD2i Cardiac Analyzer).
Mr. Bohannon brings a wealth of experience to Vicor as an accountant and financial officer over his 40-year career. A graduate of Auburn University and Tulane University, Mr. Bohannon worked as a senior manager at Ernst & Young in Atlanta where he specialized in financial and SEC reporting before becoming the partner in charge of Audit and Review Services for Pappadakis, Nelson & Bohannon. Since 1992, he has focused on his own consulting practice serving as the financial officer for a variety of companies in the Southeast. In this practice he fulfilled significant executive and general management roles in his positions as a trusted advisor to various management groups. His community service includes being treasurer of Lutheran Counseling Services for ten years and a director of The Cottage School for more than ten years (president for two years).
Commenting on the appointment, Vicor President and CEO Mr. David H. Fater stated, “We are delighted and gratified to have an individual with such professional experience join the Company in this important accounting position as Vicor positions its transformation from a development-stage company to an operating company. Based on Tom’s experience, we expect him to interface well with the Board’s Audit Committee and our independent registered public accounting firm.”
About Vicor Technologies, Inc.
Vicor Technologies, Inc. (www.vicortech.com) is a development-stage biotechnology company focused on the commercialization of innovative diagnostics employing operational software and its patented, proprietary point correlation dimension algorithm (PD2i), a deterministic, non-linear analytic measure that accurately evaluates electrophysiological potentials with high sensitivity and high specificity to predict future pathological events in target populations.

The PD2i Analyzer, its first product, measures heart rate variability (HRV). FDA 510(k) clearance for the PD2i Analyzer is expected shortly. Such clearance will enable Vicor to market and distribute the PD2i Analyzer for use while completing clinical trials, and the FDA 510(k) regulatory process for its PD2i VS and PD2i Cardiac Analyzer.
The PD2i VS enables risk stratification of trauma severity to identify those in need of immediate life saving intervention (LSI) and improves emergency triage efforts. The PD2i VS is currently in clinical trials under a collaborative effort with the U.S. Army Institute for Surgical Research (see http://www.usaisr.amedd.army.mil/).
The PD2i Cardiac Analyzer identifies patients at risk of suffering a fatal arrhythmic event or Sudden Cardiac Death (SCD) within 6 to 12 months. The PD2i Cardiac Analyzer is currently involved in a multi-site, multi-year trial (the VITAL Trial) being conducted by the Harvard Clinical Research Institute.
Vicor anticipates developing additional applications using the PD2i to enable early detection and risk stratification for a variety of other disorders and diseases.
For more information visit the Vicor web site at www.vicortech.com.
The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to obtain FDA approval of the PD2i Analyzer that measures heart rate variability, the PD2i VS for military and civilian applications and the PD2i Cardiac Analyzer, our ability continue to receive financing sufficient to continue operations and complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 08-17
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INVESTOR CONTACT:	MEDIA CONTACT:
Michael Dodge	Robin Schoen
ROI Group	Robin Schoen Public Relations
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